UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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HealthMarkets, Inc.

(Name of Registrant as Specified in Its Charter)

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INFORMATION STATEMENT

April 15, 2013

Dear Fellow Stockholder:

I cordially invite you to attend the 2013 Annual Meeting of Stockholders of HealthMarkets, Inc. The meeting this year will be held at 10:00 a.m., Central Daylight Time, on Monday, May 6, 2013, at the offices of HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas. The attached notice of Annual Meeting and Information Statement describes the items currently anticipated to be acted upon by the stockholders at the Annual Meeting. Please note that the Board of Directors is not soliciting proxies from the holders of the Class A-2 shares in connection with the Annual Meeting.

One of the purposes of the Information Statement is to give you important information regarding the HealthMarkets, Inc. Board of Directors and executive management. We urge you to read the Information Statement carefully.

On behalf of the management and directors of HealthMarkets, Inc., I want to thank you for your continued support and confidence in HealthMarkets, Inc. We look forward to seeing you at the 2013 Annual Meeting.

Sincerely,

KENNETH J. FASOLA

President and Chief Executive Officer

HEALTHMARKETS, INC.

9151 BOULEVARD 26

NORTH RICHLAND HILLS, TEXAS 76180

NOTICE OF ANNUAL MEETING

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of HealthMarkets, Inc. to be held on Monday, May 6, 2013, at 10:00 a.m., Central Daylight Time, at the Company’s offices located at 9151 Boulevard 26, North Richland Hills, Texas 76180.

This Information Statement is being delivered in connection with the following matters:

1.  To elect eight (8) directors to serve until our next annual stockholders’ meeting;

2.  To ratify the appointment of KPMG LLP to serve as the independent registered public accounting firm of HealthMarkets, Inc.; and

3.  Any other matters that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Members of the HealthMarkets, Inc. Board of Directors and stockholders holding approximately 89% of our outstanding Common Stock as of March 29, 2013, have indicated that they intend to vote in favor of electing the proposed slate of directors and ratifying the appointment of the independent registered public accounting firm of HealthMarkets, Inc. Therefore, the proposals will be assured of receiving the required vote and will be approved at the Annual Meeting and will become effective immediately following the Annual Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON

Corporate Secretary

Date: April 15, 2013

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT FOR THE 2013 ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD MAY 6, 2013

General

This Information Statement is being distributed in connection with the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of HealthMarkets, Inc., a Delaware corporation (the “Company”, “we”, “our”, “us” or other words of similar import), to be held at our offices located at 9151 Boulevard 26, North Richland Hills, Texas on Monday, May 6, 2013, at 10:00 a.m., Central Daylight Time.

This Information Statement includes information relating to the proposals to be voted on at the Annual Meeting, the voting process, compensation of directors and our most highly paid officers, and other required information.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. Each person who is receiving this Information Statement also is receiving a copy of our Annual Report on Form 10-K for the year ended December 31, 2012. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about April 15, 2013.

On March 18, 2013, the Company filed a Form 15 with the Securities and Exchange Commission (“SEC”) to voluntarily deregister its Class A-2 Common Stock and suspend its reporting obligations with the SEC with respect to its Class A-1 and Class A-2 Common Stock. This Information Statement, portions of which will be incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, will be the Company’s last filing with the SEC. The Form 15 is expected to become effective no later than 90 days after being filed.

Our Board of Directors has approved, and has recommended that the stockholders approve, the following proposals (collectively, the “Proposals”):

1.  The election of the slate of eight (8) directors proposed by our Nominating Committee to serve until the next annual meeting of stockholders and until their respective successors are chosen and qualified;

2.  The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2013; and

3.  Such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of Information Statement Materials for the Annual Meeting of Stockholders to be Held on May 6, 2013.

1.  This Notice of Annual Meeting, Information Statement and our Annual Report on Form 10-K for the year ended December 31, 2012 are available on the “About HealthMarkets, Inc.” page of the Company’s website (http://www.healthmarketsinc.com).

2.  The following materials are available on the “About HealthMarkets, Inc.” page of the Company’s website (http://www.healthmarketsinc.com):

a.  Notice of Annual Meeting

b.  Information Statement

c.  Annual Report on Form 10-K

3.  If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary, at HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas 76180.

4.  If you wish to attend the Annual Meeting and need directions, please contact us at (817) 255-5200.

Merger

On April 5, 2006, HealthMarkets, Inc. completed its merger (the “Merger”) providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. The stock ownership of each of these private equity firms is set forth below under the caption “Security Ownership of Certain Beneficial Owners and Management.” As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets common shares (other than shares held by certain members of management and shares held through the HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

In the transaction, HealthMarkets’ public shareholders received aggregate consideration of approximately $1.6 billion, of which approximately $985.0 million was contributed as equity by the private equity investors. The balance of the Merger consideration was financed with the proceeds of a $500.0 million term loan facility extended by a group of banks (which was repaid in full on February 29, 2012), the proceeds of $100.0 million of trust preferred securities issued in a private placement, and Company cash on hand in the amount of approximately $42.8 million.

Voting

The Board of Directors has selected the close of business on March 29, 2013 (the “Record Date”) as the time for determining the holders of record of our Class A-1 Common Stock, par value $0.01 per share, and Class A-2 Common Stock, par value $0.01 per share (collectively, “Common Stock”), entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock outstanding on the record date are the only securities that entitle holders to vote at the Annual Meeting or any adjournment or postponement thereof. Each share of Class A-1 Common Stock and Class A-2 Common Stock is entitled to one vote per share on all matters to be presented at the Annual Meeting.

Members of the Board of Directors, members of management and other significant holders of our Class A-1 Common Stock (collectively, the “Consenting Stockholders”) own a total of 27,428,719.6216 shares, or approximately 89% of our total voting power. Because the Consenting Stockholders have indicated that they will vote in favor of all of the Proposals and because such Consenting Stockholders control more than a majority of the voting power, the Proposals are assured of receiving the required vote and being adopted and, thus, we are not soliciting any proxies from holders of the Class A-2 Common Stock.

Stockholders attending the Annual Meeting are welcome to vote at the Annual Meeting and may address any matters that may properly come before the Annual Meeting.

How Many Shares of HealthMarkets Common Stock Were Outstanding as of the Record Date?

As of March 29, 2013, our record date, 32,122,382.6216 shares of our Common Stock were issued and 30,826,857.6216 shares were outstanding, consisting of 27,859,912.6216 shares of Class A-1 Common Stock and 2,966,945.0000 shares of Class A-2 Common Stock. Each share owned entitles the holder to one vote for each share so held. A list of our Stockholders entitled to vote is available at our executive offices at 9151 Boulevard 26, North Richland Hills, Texas 76180. The telephone number of our executive offices is (817) 255-5200.

How Many Shares Are Needed to Constitute a Quorum at the Meeting?

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power are necessary to constitute a quorum at the Annual Meeting. However, the stockholders present at the Annual Meeting may adjourn the Annual Meeting despite the absence of a quorum.

What Vote is Required to Approve the Proposals?

A plurality of the votes cast is required to elect directors. For all of the other Proposals, the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy is required to approve the other Proposals. Abstentions will have the same effect as votes against the Proposals, although abstentions will count toward the presence of a quorum.

Why Isn’t HealthMarkets Required to Solicit Proxies for the Proposals?

As indicated above, the Consenting Stockholders have indicated they will vote in favor of the Proposals, thereby ensuring that such Proposals will be adopted. Therefore, the solicitation of proxies is not necessary and, in order to eliminate the costs and management time involved, our Board of Directors has decided not to solicit proxies.

When Will Each Proposal Become Effective?

The Proposals will be effective immediately following the completion of the Annual Meeting, which is at least 20 days after the mailing of this Information Statement. We are mailing this Statement on or about April 15, 2013 and will hold our Annual Meeting on May 6, 2013.

How Can Stockholders Participate in the Meeting?

Each stockholder of record as of the record date can participate in the Annual Meeting personally or through another person or persons designated to act for such stockholder by proxy.

How Will Our Stockholders Know When the Proposals are Effective?

Those stockholders that attend the Annual Meeting will be notified then of the effectiveness of the Proposals.

Who Will Pay for the Costs Associated with this Information Statement?

HealthMarkets will pay all costs associated with distributing this Information Statement, including the costs of printing and mailing.

No additional action is required by you in connection with the Proposals. However, Section 14(c) of the Securities Exchange Act of 1934 requires the mailing to our stockholders of the information set forth in this Information Statement at least twenty (20) days prior to the earliest date on which the corporate action may be taken.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

Eight (8) directors will be elected at the Annual Meeting, each of whom is expected to serve until our next annual meeting of stockholders and until his successor has been duly elected and qualified. All of the nominees are currently directors of the Company, and each nominee has consented to being named as a nominee and to serve, if elected.

In connection with the Merger, we entered into a stockholders agreement with various investment affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking (the “Private Equity Investors”), as well as certain management stockholders. The Stockholders Agreement provides that the Board of Directors of the Company consist of the following:

•

up to four directors (plus the number of Non-Investor Directors) nominated or designated by the investment affiliates of Blackstone and any permitted transferee thereof (collectively, the “Blackstone Investor Group”);

•	up to two directors nominated or designated by the investment affiliates of Goldman Sachs and any permitted transferee thereof (collectively, the “GS Investor Group”);

•

one director nominated or designated by the investment affiliates of DLJ Merchant Banking and any permitted transferee thereof (collectively, the “DLJ Investor Group,” and each of the Blackstone Investor Group, the GS Investor Group and the DLJ Investor Group, a “Private Equity Investor Group”);

•

the Company’s Chief Executive Officer, or such other executive officer as may be selected, which we refer to as the “Management Director,” to be nominated by Private Equity Investors holding a majority of the Class A-1 Common Stock held by Private Equity Investors; and

•

additional directors, which we refer to as the “Additional Directors,” including directors who may be considered independent under various SEC and stock exchange definitions to the extent deemed necessary or advisable.

The allocation of board representation to the Private Equity Investor Groups will be reduced as the ownership interest of Class A-1 Common Stock of such Private Equity Investor Group is reduced. The Blackstone Investor Group will have the ability to designate a majority of the directors for so long as it holds a majority of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger. Each Private Equity Investor Group will lose its right to designate directors entirely when its ownership of shares of Class A-1 Common Stock is less than the greater of (i) five percent of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger and (ii) three percent of the then-outstanding shares of Class A-1 Common Stock.

Generally, each director will have one vote. However, if the Blackstone Investor Group nominates or designates fewer than the maximum number of directors to which it is entitled, then the Blackstone Investor Group’s directors will have aggregate voting power on board matters equal to the maximum number of directors that the Blackstone Investor Group is entitled to nominate or designate divided by the number of directors they have actually nominated or designated.

The Blackstone Investor Group has designated Chinh E. Chu and Jason K. Giordano for nomination as directors. The GS Investor Group has designated Adrian M. Jones for nomination as a director. The DLJ Investor Group has designated R. Neal Pomroy for nomination as a director. Kenneth J. Fasola has been designated as the Management Director. Phillip J. Hildebrand, Mural R. Josephson and Steven J. Shulman have been designated as Additional Directors.

THE BOARD OF DIRECTORS HAS NOMINATED THE FOLLOWING SLATE OF DIRECTORS TO HEALTHMARKETS’ BOARD AND HAS RECOMMENDED APPROVAL OF THEIR ELECTION TO SERVE UNTIL THE NEXT ANNUAL MEETING OF ITS STOCKHOLDERS IN 2014 OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED. IF A NOMINEE IS UNAVAILABLE FOR ELECTION, THE BOARD MAY REDUCE THE NUMBER OF DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING.

Name	Age	Biographical Information	Year First Elected Director
Phillip J. Hildebrand	60	Mr. Hildebrand has served as a Director of HealthMarkets, Inc. since June 2008 and as Chairman of the Board since April 1, 2011. He served as CEO of HealthMarkets, Inc. from June 2008 to September 2008, as President and CEO from September 2008 to September 2010, and as CEO from September 2010 to April 1, 2011. Mr. Hildebrand is a member of the Executive Committee, Audit Committee and Compliance & Governance Committee of the Board. He also served as a Director, Chairman and Chief Executive Officer of the Company’s insurance subsidiaries from September 2008 to April 1, 2011. He served as a Director and Chief Executive Officer of the Company’s Insphere insurance agency subsidiary from June 2009 until April 1, 2011. Prior to joining the Company, from 1975 to 2008, Mr. Hildebrand held several senior management positions with New York Life Insurance Company before retiring in 2008 as Vice Chairman. Mr. Hildebrand previously served as a Director of DJO Incorporated and as a Director of New York Life subsidiaries in Hong Kong and Taiwan and of MacKay Shields — an institutional investment manager. Mr. Hildebrand also served as a director of The American College, a non-profit private educational institution. He is also a past Director of the Million Dollar Round Table Foundation and LIMRA International.	2008
Kenneth J. Fasola	53	Mr. Fasola currently serves as a Director and as President and CEO of HealthMarkets, Inc. Mr. Fasola previously served as a Director, President and Chief Operating Officer of HealthMarkets, Inc. from September 2010 and to April 1, 2011. Mr. Fasola is a member of the Executive Committee and Investment Committee of the Board. He also serves as a Director, President and CEO of the Company’s insurance subsidiaries and of the Company’s Insphere insurance agency subsidiary. Prior to joining the Company, from 2009 to 2010, Mr. Fasola was responsible for overseeing Humana’s individual major medical, specialty and supplemental insurance operations. From 2002 through 2008, Mr. Fasola was with UnitedHealth Group, serving as Chief Executive Officer of Secure Horizons, the nation’s largest Medicare Advantage insurer, CEO of UnitedHealth Group’s Central Region and President of United Healthcare Lines of Business. From 1990 to 2002, Mr. Fasola held several executive and senior level management positions at Humana, including Chief Operations Officer of Market Operations, Senior Vice President for the Office of the Chairman, and Senior Vice President of Sales, Marketing and Business Development. Mr. Fasola serves on the advisory board of Pennsylvania State University, Schreyer Honors College and previously served on the board of directors of Connextions, Inc., a technology-based business process outsourcing firm.	2010

Name	Age	Biographical Information	Year First Elected Director
Chinh E. Chu	46	Mr. Chu has been a director of the Company since April 2006 and served as Chairman of the Board from April 2006 until July 2006, and from February 2009 to April 1, 2011. Mr. Chu is a member of the Executive Committee, Executive Compensation Committee, and Nominating Committee of the Board. Mr. Chu is a Senior Managing Director of The Blackstone Group LP, which he joined in 1990. He currently serves as a director of Bayview Asset Management, LLC, DJO Incorporated, Catalent Pharma Solutions, Inc., SunGard Data Systems, Inc., BlueStar, Bank United and Freescale Semiconductor, LLC. Mr. Chu was formerly a director of Celanese Corporation, Financial Guaranty Insurance Company, Alliant Insurance Services, Inc., Graham Packaging Holdings Company and AlliedBarton Security Services.	2006
Jason K. Giordano	34	Mr. Giordano has been a director of the Company since February 2009 and is a member of the Audit Committee, Investment Committee, Compliance & Governance Committee and Nominating Committee of the Board. Mr. Giordano joined The Blackstone Group in 2006 and is a Managing Director in the Corporate Private Equity Group. Prior to joining Blackstone, Mr. Giordano attended Harvard Business School from 2004 to 2006 and worked in the private equity group at Bain Capital from 2002 to 2004. Prior to that, Mr. Giordano worked as an investment banker with Goldman, Sachs & Co. Mr. Giordano also serves as a director of Pinnacle Foods Group and Polymer Group, Inc.	2009
Adrian M. Jones	48	Mr. Jones has been a director of the Company since April 2006. Mr. Jones is a member of the Executive Committee, Executive Compensation Committee, Investment Committee and the Nominating Committee of the Board. Mr. Jones has been a Managing Director of Goldman, Sachs & Co. since 2002. Mr. Jones joined Goldman, Sachs & Co.’s Investment Banking Division in 1994 and moved to its Merchant Banking Division in 1998. Before joining Goldman Sachs, Mr. Jones served as a lieutenant in the Irish Army and worked at Bank of Boston. Mr. Jones currently serves as a director of Dollar General, Education Management Corporation, Biomet and Michael Foods. Mr. Jones was formerly a director of Signature Hospital Holdings and Sagittarius Brands.	2006

Name	Age	Biographical Information	Year First Elected Director
Mural R. Josephson	64	Mr. Josephson has been a director of the Company since May 2003 and is a member of the Audit Committee, Executive Compensation Committee and Compliance & Governance Committee of the Board. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), until December 2009, Mr. Josephson served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson is a registered Certified Public Accountant in Illinois, and is a member of the American Institute of Certified Public Accountants. He currently serves as a director of Argo Group International Holdings, Ltd. (a publicly-traded company providing insurance and reinsurance products globally). He previously served as a director SeaBright Holdings, Inc. (a publicly-traded company, until its sale, providing multi-jurisdictional workers’ compensation insurance) and as a director of ALPS Corporation and its wholly-owned subsidiary, Attorneys Liability Protection Society, Inc. (a privately-held insurance company that writes attorney errors and omissions coverage).	2003
R. Neal Pomroy	52	Mr. Pomroy has served as a director of the Company since April 2010 and is a member of the Executive Committee, Investment Committee and Nominating Committee of the Board. Mr. Pomroy is a Partner and Managing Director and Global Operating Partner of DLJ Merchant Banking Partners, Credit Suisse’s flagship private equity investment business. He joined DLJ Merchant Banking Partners in 2004. Prior to joining DLJ Merchant Banking Partners, Mr. Pomroy was a Managing Director with Mercer Management Consulting, head of the Private Equity and Mergers & Acquisition practice — North America, and where he held several senior management positions including the North American Operating Committee and New York Region Head. From 1983 to 1987, Mr. Pomroy worked in leveraged buyout finance and private equity for Bank of Boston. Mr. Pomroy is a Director of The Services Companies, Inc., Integro Ltd. and JGWPT Holdings and is a former director of DenMat Investments, LLC, Hard Rock Hotel Holdings, LLC, United Site Services, Inc., Professional Career Development Institute, LLC and Wastequip, LLC.	2010

Name	Age	Biographical Information	Year First Elected Director
Steven J. Shulman	61	Mr. Shulman began serving as a director of the Company in July 2006. Mr. Shulman is a member of the Executive Compensation Committee and Audit Committee of the Board. He currently is a Senior Advisor of Warburg Pincus, LLC, a private equity firm providing investments in information technology, healthcare, media, communications, energy, financial and business services, and an operating partner at Water Street Healthcare Partners (a middle market private equity firm focused exclusively on healthcare) and Tower 3 Partners (a distressed middle market private equity firm). He previously served as Chairman and CEO of Magellan Health Services, Inc. (Nasdaq:MGLN), a manager of behavioral health and radiology benefits, from 2003 until February 2008. Prior to joining Magellan Health Services, Mr. Shulman founded IHCG, an early-stage healthcare technology venture fund, and served as its Chairman and CEO from 2000 to 2003. Prior to IHCG, he was employed by Prudential Healthcare, Inc. as its Chairman, President and CEO from 1997 to 1999. Mr. Shulman co-founded Value Health, Inc., a NYSE-listed specialty managed healthcare company, and served as a Director and President of its Pharmacy and Disease Management Group from 1987 to 1997. Mr. Shulman also serves as a director of CareCentrix (a private home healthcare benefits management company) and AccessMediquip (a private surgical implant device benefits manager). Mr. Shulman formerly served as a director of Digital Insurance (a private employee benefit service company), Broadlane (a private healthcare supply chain management company), and HealthPlan Holdings (a healthcare information management company focusing on the individual marketplace).	2006

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation for the 2012 Fiscal Year

The following table shows the compensation paid to our directors for their services during the fiscal year ended December 31, 2012. Directors who are our employees do not receive additional compensation for their services as directors. Accordingly, during 2012, Mr. Fasola received no compensation for his service as a director Messrs. Chu, Giordano, Jones, McVeigh and Pomroy, members of our Board designated by the Private Equity Investors, are not considered to be independent and therefore also do not receive compensation for their services. We provide our independent directors with an annual retainer for Board and Committee membership and have, historically, awarded stock option grants to our independent directors. We reimburse all directors for travel and lodging expenses they incur in connection with their attendance at directors’ meetings and meetings of the stockholders of the Company.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Phillip J. Hildebrand(1)	225,000	—	—	—	—	—	225,000
Kenneth J. Fasola	—	—	—	—	—	—	—
Chinh E. Chu	—	—	—	—	—	—	—
Jason K. Giordano	—	—	—	—	—	—	—
Adrian M. Jones	—	—	—	—	—	—	—
Mural R. Josephson(2)	200,000	—	—	—	—	—	200,000
David K. McVeigh(3)	—	—	—	—	—	—	—
R. Neal Pomroy	—	—	—	—	—	—	—
Steven J. Shulman(4)	150,000	—	—	—	—	—	150,000

(1)	Following his employment with the Company, Mr. Hildebrand was initially appointed Chairman of the Board effective April 1, 2011 and was reappointed in the same role for 2012. Mr. Hildebrand receives annual retainers for the following: Board membership — $100,000; Chairmanship of the Board — $50,000; Executive Committee membership — $25,000; Audit Committee — $25,000; Compliance and Governance Committee — $25,000

(2)	Mr. Josephson receives annual retainers for the following: Board membership — $100,000; Chairmanship of the Audit Committee — $50,000; Executive Compensation Committee membership — $25,000; Compliance and Governance Committee — $25,000.

(3)	Mr. McVeigh resigned effective March 6, 2013.

(4)	Mr. Shulman receives annual retainers for the following: Board membership — $100,000; Executive Compensation Committee membership — $25,000; Audit Committee — $25,000.

(5)	At December 31, 2012, stock option awards for the independent directors were outstanding as follows: Josephson — 4,054 vested options at an exercise price of $22.55 per share and 1,500 vested options and 6,000 unvested options at an exercise price of $9.25 per share; and Shulman — 6,757 vested options at an exercise price of $22.55 per share and 1,500 vested options and 6,000 unvested options at an exercise price of $9.25 per share.

Background and Experience of Directors

As discussed above, pursuant to the terms of the Company’s Stockholders Agreement, all directors of the Company other than Mr. Fasola (our Management Director), Mr. Hildebrand (our non-management Chairman) and Messrs. Josephson and Shulman (our independent directors) are nominated or designated by investment affiliates of the Private Equity Investor Groups. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of the Company’s business. In particular, Messrs. Chu and Giordano (designated by the Blackstone Investor Group), Mr. Jones (designated by the GS Investor Group) and

Mr. Pomroy (designated by the DLJ Investor Group) have significant financial, investment and strategic business planning experience and have served as directors of portfolio companies of the Private Equity Investor Groups. Mr. Hildebrand, our Chairman, has extensive management experience in the insurance industry, having served as a director and CEO of HealthMarkets, Inc. from 2008 to 2011 and, prior to that, for many years in senior management roles and as a director for New York Life Insurance Company or its subsidiaries. Mr. Fasola, our President and Chief Executive Officer, has extensive successful experience in the health insurance industry, honing his skills over a 27-year career that includes senior executive roles with two of the nation’s leading health insurance carriers, Humana Inc. and UnitedHealth Group. Our independent directors bring extensive management, financial and/or accounting experience from the insurance and health care industries. Specifically, Mr. Josephson, the Chairman of our Audit Committee, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules, by virtue of his years of experience with a major independent public accounting firm, as well as in various senior management and board positions. Mr. Shulman brings extensive experience as a founder, chairman, chief executive officer and/or director of a number of businesses in the health services and insurance industries.

Board Leadership Structure

Mr. Hildebrand was initially appointed Chairman of the Board effective April 1, 2011 and was reappointed in the same role for 2012. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and the Chief Executive Officer positions is appropriate for our business and delineates the separate roles of management and directors. In his capacity as Chief Executive Officer, Mr. Fasola provides the day-to-day leadership of the Company. As our Chairman, Mr. Hildebrand is the principal representative of the Board of Directors and leads the Board in the performance of its duties, including presiding over all Board meetings he attends.

Role of Board in Risk Oversight

The Company is exposed to a number of risks, including, among others, economic, financial, operational and regulatory risks. The Company’s management is responsible for the day-to-day management of these risks, while the Board as a whole is responsible for the oversight of such risk. In 2012, the Company initiated an enterprise wide risk management (“ERM”) process designed to identify, measure, mitigate, monitor and manage various risks faced by the Company. The Board is responsible for overseeing the ERM process. The Audit, Executive Compensation, Compliance & Governance and Investment Committees each play an important role in assisting the Board to carry out its risk oversight responsibilities. The Audit Committee regularly meets with management, members of the Company’s internal audit department and the Company’s independent registered public accounting firm to address any significant financial risk exposure, including disclosure controls and procedures and internal control over financial reporting. The Executive Compensation Committee assists the Board with risk oversight by administering and evaluating the Company’s compensation programs and practices for its highest paid executives, so that these compensation practices meet the Company’s objectives and do not encourage employees to take excessive risks. In addition to the evaluation of compensation for the highest paid executives undertaken by the Executive Compensation Committee, a group of management personnel, including representatives from the finance, human resources, internal audit and legal functions, undertake a more comprehensive analysis of all compensation programs for employees of the Company and evaluate whether such compensation programs (after taking into account potential likelihood and impact) present inherent risk and whether, after taking into account mitigating factors (for example, vesting periods, duration of arrangement and number of participants), these compensation programs present any residual risk. The management group conducted this analysis utilizing an online tool to capture the risk assessments for each compensation program. The group then met to review the assessments provided by the online tool and made any necessary adjustments. After conducting this analysis and discussing the results as a group, the management group determined that, consistent with the Executive Compensation Committee’s approach to compensation for the Company’s highest paid executives, the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was provided to the Executive Compensation Committee and the Committee had the opportunity to review and discuss with members of management.

The Compliance & Governance Committee assists with risk oversight by overseeing, among other things, the Company’s compliance and regulatory functions, including oversight of the integrity of the Company’s compliance with legal and regulatory requirements and overall compliance program. The Investment Committee coordinates with the Investment/Finance Committee of the Company’s insurance subsidiaries in supervising and implementing investments by the Company and these subsidiaries, to ensure that these investments do not present excessive risk to the Company.

Director Independence

The Board has determined that Messrs. Josephson and Shulman are “independent,” as that term is defined under the listing standards of the New York Stock Exchange. Mr. Fasola is not “independent” due to his affiliation with the Company and Mr. Hildebrand is not “independent” due to his employment with the Company that ended on April 1, 2011. Messrs. Chu, Giordano, Jones and Pomroy are not “independent” due to their respective affiliations with the Private Equity Investors.

Annual Meeting Attendance

We encourage but do not require our directors to attend the Annual Meeting of Stockholders. One of the Company’s then directors attended the Annual Stockholder Meeting held May 10, 2012.

Stockholder Communication with Our Board

All current members of the Company’s Board are listed under the heading “About HealthMarkets, Inc.” on the Company’s website (http://www.healthmarketsinc.com). Stockholders may communicate directly with the HealthMarkets Board of Directors, including the Chairman of the Audit Committee, the Chairman of the Nominating Committee and/or the non-Management Directors individually or as a group. All communications should be directed to our Corporate Secretary at HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. In addition, we maintain contact information, both telephone and email, on our website under the “Contact Us” link. The envelope for any mailings should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications, with the exception of spam, business solicitations and advertisements, product inquiries and suggestions, resumes and other forms of job inquiries, surveys, and obvious “junk” and mass mailings.

Board Meetings, Attendance, and Executive Sessions

During the fiscal year ended December 31, 2012, the Board of Directors met five (5) times and took action on other occasions by unanimous written consent of its members. Each member of the Board of Directors who held such position in 2012 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such director served. The Board met in executive session during all regularly scheduled meetings, without management present, and plans to continue that practice going forward.

Board Committees

To assist the Board in the discharge of its responsibilities, the Company has established a standing Audit Committee, Executive Committee, Investment Committee, Compliance & Governance Committee, Nominating Committee, and Executive Compensation Committee. The following chart shows the current composition of the committees.

Director	Audit		Executive		Investment		Compliance & Governance		Nominating		Executive Compensation
Phillip J. Hildebrand	x		x				x
Kenneth J. Fasola			x		x
Chinh E. Chu			x	*					x	*	x	*
Jason K. Giordano	x				x	*	x	*	x
Adrian M. Jones			x		x				x		x
Mural R. Josephson	x	*					x				x
R. Neal Pomroy			x		x				x
Steven J. Shulman	x										x
Fiscal 2012 Meetings	4		0		4		4		0		6

x	—Committee Member
*	—Committee Chair

The functions and composition of these Board committees are described below:

Audit Committee, Financial Expert

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the processes related to the Company’s risks and control environment, overseeing the integrity of the Company’s financial statements and financial reporting and compliance with legal and regulatory requirements and evaluating the Company’s audit processes. The Audit Committee confers with the Company’s independent registered public accounting firm and internal auditors regarding audit procedures, including proposed scope of examination, audit results and related management letters. The Audit Committee reviews the services performed by the independent registered public accounting firm in connection with determining their independence, reviews the reports of the independent registered public accounting firm and internal auditors, and reviews recommendations about internal controls. The Committee selects and appoints the Company’s independent registered public accounting firm and approves any significant non-audit relationship with the independent registered public accounting firm.

KPMG LLP, the Company’s independent registered public accounting firm, has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

Since joining the Board in May 2003, Mr. Josephson has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Josephson, who is independent of management of the Company, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson is a registered Certified Public Accountant in Illinois, and is a member of the American Institute of Certified Public Accountants. In addition to Mr. Josephson, Mr. Shulman is an “independent” director and serves on the Audit Committee. The other members of the Audit Committee are not “independent.”

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Committee periodically reviews and assesses the adequacy of its charter and adopted an amended charter effective March 14, 2013.

The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, stockholders and other persons. Employees may report such concerns confidentially and anonymously by utilizing a toll free hot line number (877-778-5463) or by accessing Report-It (http://www.reportit.net), a third party reporting service. All others may direct such concerns in writing to the Board of Directors, Audit Committee and/or the non-Management Directors, c/o our Corporate Secretary, HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Audit Committee’s Report appears elsewhere in this Information Statement.

Executive Committee

The Executive Committee has the authority of the full Board of Directors in the management and affairs of the Company, except that the Committee may not effect certain fundamental corporate actions, including (a) declaring a dividend, (b) amending the Certificate of Incorporation or Bylaws, (c) adopting an agreement of merger or consolidation, or (d) imposing a lien on substantially all of the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters that are not sufficiently important to require action by the full Board of Directors. Although the Committee did not meet during the Company’s 2012 fiscal year, the Committee took action on selected occasions by unanimous written consent of its members.

Investment Committee

The Investment Committee coordinates with the Investment/Finance Committees of the Company’s insurance subsidiaries in supervising and implementing the investments of the funds of the Company and its insurance subsidiaries. None of the members of the Investment Committee are “independent.”

Compliance & Governance Committee

The Compliance & Governance Committee was established by the Board of Directors on August 30, 2006. The Committee develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company and also oversees and monitors the Company’s compliance and regulatory functions, including the assessment on a periodic basis of the processes related to the Company’s risk and control environment, the oversight of the integrity of the Company’s compliance with legal and regulatory requirements and evaluation of the Company’s overall compliance program.

The Compliance & Governance Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Nominating Committee

The Nominating Committee identifies individuals qualified to become directors and recommends that the Board select the director nominees to be voted on at the next annual meeting of stockholders. None of the members of the Nominating Committee are “independent.”

As a result of the Merger and the terms of the Stockholders’ Agreement that provide for the designation of directors by the Private Equity Investor Groups, the Board of Directors has determined that it is not appropriate to establish specific qualifications for nominees or a formal process for identifying and evaluating such nominees for director, and has not established a specific diversity policy. However, it is the Board and the Nominating Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Board and the Nominating Committee take into account a candidate’s specific background, training, knowledge, experience and other personal attributes, in an effort to provide a diverse mix of capabilities and viewpoints on the Board of Directors.

In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director for 2014 must be made in writing and received by the Corporate Secretary of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 no later than December 16, 2013 (see “Stockholder Proposals for the 2014 Annual Meeting”). The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. At a minimum, candidates for election to the Board must meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Candidates should also have relevant business and financial experience, and must be able to read and understand fundamental financial statements. The Committee has not historically received director candidate recommendations from the Company’s stockholders but will consider all relevant qualifications as well as the needs of the Company in terms of compliance with the Securities and Exchange Commission rules.

The Nominating Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Nominating Committee did not receive any recommendations from stockholders regarding candidates for election to the Board at the 2013 Annual Stockholder Meeting.

Executive Compensation Committee

The Executive Compensation Committee administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. The Committee is authorized to provide assistance to the Company’s directors in fulfilling their responsibility to shareholders to ensure that the Company’s officers, key executives and directors are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Company is also authorized to advise, recommend, and approve compensation policies, strategies, and pay levels necessary to support organizational objectives. The Committee may form and delegate to subcommittees when appropriate.

The Executive Compensation Committee evaluates the CEO’s performance and sets the CEO’s compensation level based on this evaluation. The Committee meets in executive session without the CEO to determine his compensation. The Committee receives recommendations from the CEO as to compensation of other executive officers, and the CEO participates in Committee discussions regarding the compensation of such officers.

The Executive Compensation Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans, evaluates, from time to time, the compensation to be paid to directors for their service on the Board or any committee thereof, and prepares a report on executive compensation as required by the Securities and Exchange Commission to be included in the Information Statement.

A subcommittee of the Executive Compensation Committee (the “Subcommittee”) consisting solely of two (2) outside directors (Mr. Josephson and Mr. Shulman) has been granted the sole authority to approve any compensation matters where such compensation is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Compensation Consultant

Under its charter, the Executive Compensation Committee is empowered to engage an independent consultant. In 2012, the Committee did not retain a compensation consultant.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Board has determined that Messrs. Chu and Jones are not “independent” as that term is defined under the listing standards of the New York Stock Exchange, due to their respective affiliations with the Private Equity Investors. During 2012, no Executive Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers served as a member of the Executive Compensation Committee or as a director of any company where an executive officer of that company is a member of our Executive Compensation Committee. The members of the Executive Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are described below under the caption “Certain Relationships and Related Party Transactions.”

Family Relationships

There are no family relationships between any of the directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of the directors or executive officers has been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

Code of Ethics

The Company has a Code of Ethics that applies to all of the Company’s employees, including its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and the Board. A copy of this Code is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Company intends to disclose any changes in or waivers from its Code of Ethics by posting such information on its website.

COMPENSATION DISCUSSION AND ANALYSIS

In 2012, most of the Company’s significant compensation decisions related to developments in the core aspects of our business that are fundamental to the Company’s corporate strategy and long term focus, specifically — business opportunities that allow us to maximize the value of our independent agent sales force, with particular focus on the sale of third-party health insurance products underwritten by non-affiliated insurance companies and the sale of supplemental insurance products underwritten by the Company’s insurance subsidiaries.

During this period, Insphere Insurance Solutions, Inc. (“Insphere”), the Company’s insurance agency subsidiary, continued its growth and momentum. Insphere increased total sales production, continued to maintain strong relationships with its third party insurance carrier partners, and exceeded Medicare sales goals, continuing its role as a national Medicare distribution leader. Despite the challenges presented by national health care reform, including reductions in the commissions paid by many health insurance companies, Insphere continued

to successfully recruit new agents, saw an increase in the productivity and persistency of newly recruited agents, retained the vast majority of its top performing “core” agents and continued to increase cross selling opportunities. To further enhance its growth potential, in 2012, Insphere introduced a call center distribution channel and began evaluating other alternative distribution opportunities. The Company’s management also continued its efforts to make Insphere more efficient, by streamlining its organizational and compensation structure.

In 2012, we also continued to make tremendous strides expanding our supplemental insurance product business underwritten by the Company’s insurance subsidiaries. The Chesapeake Life Insurance Company (“Chesapeake”), an indirect wholly-owned subsidiary of the Company, maintains an extensive supplemental product portfolio currently available in 47 states. Chesapeake’s supplemental products are marketed primarily under the SureBridge Insurance brand and distributed by Insphere agents as well as other independent, third party producers. Our supplemental product offerings include dental and vision, disability, critical illness/specified disease, accident, hospital indemnity and bundled/multi-benefit products. In 2012, Chesapeake expanded the number of unaffiliated third party producers selling its supplemental products and began offering simplified issue term life insurance products in partnership with a third party which administers and shares risk on these products. We also initiated efforts to expand distribution through other channels, including but not limited to potential strategic partnerships and joint venture arrangements. Our Chesapeake supplemental product sales grew significantly from 2011 to 2012, with premiums increasing to $64.1 million for the year ended December 31, 2012 from $42.5 million for the same period in 2011. We expect these products, which are generally not subject to national health care reform legislation, to continue serving as the focus of our insurance underwriting business in the future.

For a further discussion of our performance in 2012, see “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Our highest paid executives were rewarded in 2012 for their efforts relating to the ongoing development and implementation of the Company’s corporate strategy, including the continued growth of our relatively new Insphere business and expansion of the Chesapeake supplemental insurance business in a difficult regulatory and business environment.

Our management team continued to evolve and develop in 2012. The employment of K. Alec Mahmood, our Senior Vice President and Chief Financial Officer, terminated on May 2, 2012. Derrick A. Duke, our Senior Vice President, Treasurer and Chief Insurance Operating Officer, assumed the role of Interim Chief Financial Officer until November 1, 2012, when the Company hired R. Scott Donovan to become its permanent Executive Vice President and Chief Financial Officer. In recognition of their performance during 2012, on November 10, 2012, Mr. Duke was promoted to Executive Vice President and Chief Operating Officer (also retaining his role as Treasurer and Chief Investment Officer) and Mark Smith, the Senior Vice President and Chief Operating Officer of Insphere, was promoted to Executive Vice President and Chief Agency Officer. Our management team continues to have significant experience in the insurance business and will continue to develop and implement the corporate strategy, building on our recent successes.

What are the Company’s compensation objectives?

The Company’s compensation objectives are to support and enhance the Company’s overall business strategy and goals, attract and retain the best possible executive talent, motivate executive officers to achieve the Company’s performance objectives, and reward individual performance and contributions. Our executive compensation program is designed to effectively and appropriately compensate our executives and guide their activities in response to the targeted incentives we provide.

Who is responsible for evaluating and administering executive compensation?

The Executive Compensation Committee (the “Committee”) administers the Company’s compensation programs and remuneration arrangements for the Company’s Named Executive Officers (as defined below). As discussed in more detail above under the heading “Compensation Committee Interlocks and Insider Participation

in Compensation Decisions,” two of the four members of the Committee are not considered “independent.” A subcommittee of the Committee consisting solely of two (2) outside directors has been granted the sole authority to approve any compensation matters where such compensation is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Who are the Company’s Named Executive Officers?

For 2012, the five (5) executive officers included in the Summary Compensation Table on page 27, and which are referred to as “Named Executive Officers” throughout this section, are:

•	Kenneth J. Fasola, President and Chief Executive Officer;

•	R. Scott Donovan, Executive Vice President and Chief Financial Officer (since November 1, 2012);

•	Derrick A. Duke, Executive Vice President, Chief Operating Officer, Treasurer, Chief Investment Officer and former Interim Chief Financial Officer (from May 2, 2012 to November 1, 2012);

•	Mark H. Smith, Executive Vice President and Chief Agency Officer; and

•	K. Alec Mahmood, Former Senior Vice President and Chief Financial Officer (Mr. Mahmood’s employment with the Company terminated effective May 2, 2012).

Does the Committee use an outside consultant for advice?

The Committee did not engage an outside compensation consultant for advice in 2012.

What role do Named Executive Officers play in setting compensation?

Our Chief Executive Officer recommends bonuses and compensation adjustments for his direct reports including each of the other Named Executive Officers. The Committee then takes these recommendations into consideration in setting compensation for each of the other Named Executive Officers. Our Chief Executive Officer does not make any recommendations to the Committee with respect to his own compensation.

To what extent does the Committee use external data to compare executive compensation?

When making compensation decisions in 2012, the Committee did not engage in a formal peer group comparison or “benchmarking” process. However, the members of the Committee have extensive business experience and serve on the boards of directors of other companies including, for Committee members affiliated with the Company’s Private Equity Investors (Messrs. Chu and Jones), other portfolio companies of the Private Equity Investors. Their background and experience provides them with a perspective regarding executive compensation that helps them effectively evaluate the compensation of our Named Executive Officers.

How does the Company set compensation for its Named Executive Officers?

Named Executive Officer compensation for 2012 is generally based on the terms of their employment agreements or related compensation arrangements. The Company has entered into employment agreements or similar arrangements with each of its Named Executive Officers.

The Company entered into an employment agreement with Mr. Donovan at the time he commenced his employment with the Company as Executive Vice President and Chief Financial Officer. Mr. Donovan’s employment agreement was reviewed and approved by the Committee after considering each of the components described below.

As more fully described below, the employment agreements and similar arrangements provide the compensation terms for Named Executive Officers, including in some cases guaranteed annual bonuses and other incentive opportunities.

What are the components of executive compensation?

We use a variety of compensation elements to achieve our executive compensation program goals. These components include base salary, annual bonus compensation, awards of stock options and restricted stock, retention awards, employee benefit plans, and termination and change of control benefits provided pursuant to employment agreements. We also offer limited perquisites to certain Named Executive Officers. Each component of compensation has been designed to complement the other components and, when considered together, to meet the Company’s overall compensation objectives; however, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Base Salaries

Base salary is the primary fixed portion of executive pay. It compensates executives for performing their day-to-day duties and responsibilities. The base salaries of the Named Executive Officers for 2012 were generally based on the terms of their respective employment agreements, as adjusted for subsequent increases. Base salaries of the Named Executive Officers who are direct reports of the Chief Executive Officer are evaluated annually by the Committee, generally by the end of the first quarter. Annual base salaries for each of the Named Executive Officers in 2012 did not change from 2011 (for those who were employed by the Company in 2011).

Annual Bonus Compensation

The annual bonus compensation program (the Management Incentive Plan or MIP) is designed to achieve the Company’s objective of linking compensation to annual performance results, attracting, motivating and retaining high-caliber leadership, and aligning the interests of senior executives and stockholders. In 2012, the Committee established the 2012 MIP for its executives with specific performance goals that were established and communicated by the Committee to participants. The Committee established the following performance targets and thresholds for the 2012 MIP:

Performance Targets	Minimum Threshold	Target	Stretch	Weight
Consolidated Revenue (Premium Revenue + Gross Commissions)	$529.0M	$587.8M	$646.6M	20%
Consolidated Adjusted EBITDA	$33.8M	$37.6M	$41.4M	20%
Net Manpower Growth (Average Weekly Writing Agents)	1,224	1,360	1,483	40%
Part-D Filing Requirement	Completion	Completion	Completion	10%
Third Party Sale (Annualized Premiums)	$8.0M	$8.9M	$9.8M	10%

Each of the performance targets (other than the Part-D Filing Requirement) is fully scalable on an individual basis between Minimum Threshold (achievement of which would fund the bonus pool at 80% of Target) and Target, and between Target and Stretch. The Committee selected these performance targets as they accurately capture the Company’s objectives for 2012 and the achievement of these performance targets was important to the Company’s success in 2012. In addition to the corporate performance targets set forth in the chart above, in making the final determination for individual annual bonuses, the Committee may adjust the actual bonus payment for the individual performance of each Named Executive Officer.

The Named Executive Officers had the following bonus opportunities in 2012:

Named Executive Officer	Target Opportunity	Maximum Opportunity
Kenneth J. Fasola	100% of base salary	200% of base salary
R. Scott Donovan	100% of base salary (prorata)	N/A
Derrick A. Duke	75% of base salary	150% of base salary
Mark H. Smith	50% of base salary	N/A
K. Alec Mahmood*	75% of base salary	150% of base salary

*	Since Mr. Mahmood was no longer employed by the Company at the end of the bonus period, in connection with his separation arrangements, he was paid $63,595, representing a prorated portion of his annual target bonus for 2012 ($101,095), less the portion of Mr. Mahmood’s guaranteed annual incentive bonus for 2012 that was paid prior to his separation ($37,500).

The bonus opportunities set forth above are generally based on the terms of the employment agreements or a similar arrangement with each Named Executive Officer and are established based on the officer’s position, skills, experience, responsibility, and potential impact on Company performance.

In connection with a retention program implemented by the Company in 2010, a portion of the 2012 annual bonus was guaranteed for each of Messrs. Mahmood and Duke. The retention program provided that each of Messrs. Mahmood and Duke were guaranteed 50% of their target bonus for 2012, provided that they remained employed through December 31, 2012 (subject to earlier vesting in the case of a change of control combined with certain qualifying terminations of employment). Pursuant to his letter agreement with the Company, Mr. Smith received a one year guaranteed bonus for the period that his employment became effective (October 3, 2011) through the first anniversary of his employment. As a result, a portion of Mr. Smith’s 2012 annual bonus was guaranteed at target, with the balance subject to the achievement of the performance targets described above. In addition, Mr. Donovan’s employment agreement provides for a guaranteed bonus for 2012 equal to a prorated portion of the greater of (i) actual bonus and (ii) Mr. Donovan’s target bonuses for 2012. Mr. Donovan’s employment agreement (as more fully described below) also provides for a guaranteed annual bonus in 2013 equal to the greater of actual performance and Mr. Donovan’s target bonus for 2013.

While the annual bonus program generally requires that each Named Executive Officer remain employed through the end of the applicable fiscal year, portions of the guaranteed bonus for those who participate in the retention program are paid in equal pro rata installments on a quarterly basis (in some cases in advance of the end of the applicable fiscal year), but 75% of the gross amount of any annual bonus payment made prior to the end of the applicable fiscal year is subject to clawback by the Company based on specified termination events. The Company agreed to provide these guarantees as an incentive to retain the executives in light of the Company’s changing corporate strategy and the transition associated with the launch and development of the Company’s Insphere business in 2010. The Company determined that providing the Named Executive Officers with some certainty with respect to annual bonus compensation was essential for maintaining focus during a challenging time for the Company and the industry.

The non-guaranteed portions of each Named Executive Officer’s annual bonus compensation with respect to performance in 2012 were subject to the annual performance criteria set forth above. At its meeting on February 12, 2013, the Committee evaluated the Company’s performance in 2012 and, after further consideration, determined effective February 22, 2013 that the corporate performance factors were achieved at the following levels:

Performance Targets	Actual	Weight	Achieved
Consolidated Revenue (Premium Revenue + Gross Commissions)	$549.8M	20%	17%
Consolidated Adjusted EBITDA	$37.3M	20%	20%
Net Manpower Growth (Average Weekly Writing Agents)	1,227	40%	32%
Part-D Filing Requirement	Complete	10%	10%
Third Party Sale (Annualized Premiums)	$8.1M	10%	8%
Total			87%

Based on the achievement of the corporate performance targets set forth above, the Committee determined that the aggregate bonus pool available would be set at 87% of target and that each Named Executive Officer would receive a bonus based on such corporate performance level.

As a result, the Named Executive Officers earned the following annual bonuses for 2012:

Named Executive Officer	Guaranteed Bonus	Performance Bonus	Total Bonus
Kenneth J. Fasola*	$—	$652,500	$652,500
R. Scott Donovan	$83,332	$—	$83,332
Derrick A. Duke	$150,000	$111,000	$261,000
Mark H. Smith	$124,893	$34,800	$159,963
K. Alec Mahmood	$37,500	$—	$37,500

*	The Committee determined that, notwithstanding the terms of Mr. Fasola’s employment agreement, the Company should pay Mr. Fasola his full annual bonus in cash. Mr. Fasola’s employment agreement provided that 50% of Mr. Fasola’s annual bonus would be withheld to acquire shares of Company common stock until such time as Mr. Fasola has acquired an additional $375,000 (after his initial investment of $375,000) in Company common stock at the fair market value of Company common stock on the date that the Company common stock was acquired. In making this decision, the Committee provided that Mr. Fasola will acquire such additional Company common stock in order to offset this change in structure of the annual bonus with the proceeds from the sale of Mr. Fasola’s home, once it is sold.

Retention Bonuses

In June 2010, Messrs. Mahmood and Duke were each granted retention bonus awards of $1.125 million. These retention bonus awards vest in three annual installments (25%, 25%, 50%), subject to continued employment through the applicable vesting date (with earlier vesting in the event of a change of control or certain qualifying terminations of employment). The first two portions of the retention bonus vested on June 30, 2011 and June 30, 2012, respectively, and the last portion vests June 30, 2013. While the retention bonus payments are subject to vesting, they are paid in equal pro rata installments on a quarterly basis (in some cases in advance of vesting), but 75% of the gross amount of any payment made prior to vesting is subject to clawback by the Company based on specified termination events. Prior to the termination of his employment on May 2, 2012 (as further described below), Mr. Mahmood received a quarterly retention payment of $70,312.50 which was not subject to clawback. The Company granted these retention bonus awards, along with the guaranteed portion of annual bonus compensation (described above), in order to further incentivize key employees of the Company to remain motivated and focused during a period of changing corporate strategy for the Company and the transition associated with the launch and development of the Company’s Insphere business in 2010.

Other Cash Bonuses

In November 2012, the Committee approved a one-time cash bonus for Mr. Duke of $100,000 in order to compensate him for undertaking the additional duties of interim Chief Financial Officer of the Company from May 2012 through November 2012. In addition, Mr. Donovan was paid a $250,000 cash sign-on bonus in connection with the commencement of Mr. Donovan’s employment as the Company’s Chief Financial Officer.

Stock Options and Restricted Share Awards — 2006 Management Stock Option Plan

On May 8, 2006, the Board of Directors adopted the 2006 Management Stock Option Plan (as amended, the “2006 Plan”), in accordance with which options to purchase shares, restricted shares and restricted stock units of HealthMarkets’ Class A-1 Common Stock may be granted from time to time to officers, employees and non-employee directors of HealthMarkets or any subsidiary. The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. The Committee believes that the Company will be able to enhance the prospects for its business objectives and more closely align the interests of outside directors, officers and key employees with those of the Company’s stockholders by providing those individuals with the opportunity to increase their equity interests in the Company on meaningful terms.

Stock options and restricted shares granted to our Named Executive Officers are intended to provide a long-term incentive opportunity to the executives that also links the interests of the executive with those of the stockholders, as the options provide no value unless the value of the underlying shares increases. The number of stock options and/or restricted shares granted to a particular executive officer is based on the executive’s position and an evaluation of the executive’s ability to influence the long-term growth and profitability of the Company. These options and restricted shares are included in the Grants of Plan Based Awards table on page 28 below. The Committee does not time the grant of stock options or restricted shares in consideration of the release of material non-public information.

In 2012, Mr. Donovan was granted a non-qualified stock option to purchase 250,000 shares of Class A-1 common stock and 120,000 restricted shares of Class A-1 common stock pursuant to the 2006 Plan in connection with commencing with the Company. The stock option and restricted shares granted to Mr. Donovan vest in quarterly installments through December 1, 2017, subject to Mr. Donovan’s continued employment through each applicable vesting date (subject to earlier vesting in the case of certain qualifying terminations of employment or a change of control).

In addition, the Company granted a non-qualified stock option to purchase 50,000 shares of common stock to each of Mr. Duke and Mr. Smith in order to reward them for exceptional service in 2012. These non-qualified stock options vest in equal 20% installments on each of the first five anniversaries of the grant date.

HealthMarkets 401(k) and Savings Plan

The Company maintains for the benefit of its and its subsidiaries’ employees the HealthMarkets 401(k) and Savings Plan (the “Employee Savings Plan”). The Employee Savings Plan enables eligible employees to make pre-tax contributions to the Employee Savings Plan (subject to overall limitations) and to direct the investment of such contributions among several investment options. The Employee Savings Plan, which is made available to all employees, is intended to assist in attracting and retaining employees by providing them with a tax-advantaged means to save a portion of their earnings for retirement purposes.

During 2012, the Company made certain matching contributions to participants’ accounts in cash. All contributions made on behalf of the Named Executive Officers were calculated using the same formula as is used for all other eligible employees. For participants who started in the Employee Savings Plan on or after January 1, 2012, the Company’s matching contributions vest in prescribed increments over a four-year period.

Employee Benefit Plans

The Company offers benefit plans such as vacation, medical, prescription drug, vision, dental and term life insurance coverage to the Named Executive Officers on the same basis as offered to all employees. The Company offers these plans to attract, motivate and retain high-caliber employees. The Company does not maintain a pension plan or non-qualified deferred compensation plan for the Named Executive Officers or its other employees.

Perquisites

Historically, the Company has not provided a broad array of perquisites and personal benefits to its Named Executive Officers. The Company has chosen to offer only a very limited number of perquisites to its executives as an incremental benefit to recognize their position within the Company and as an accommodation to certain executives who maintain a residence in states other than the location of their Company office or who might otherwise incur certain expenses associated with the commencement of their employment. In 2012, the Company reimbursed certain travel expenses for Messrs. Fasola and Smith. The Company also maintains a club membership for use by Mr. Fasola for business development and entertainment purposes. Such perquisites were provided pursuant to employment agreements or similar arrangements with these executives. The Company furnished these executives with tax gross-ups for income attributable to these payments. The Company believes that these payments enhanced its ability to attract and retain these executives. The Company chose to provide the tax gross-ups to preserve the level of benefits intended to be provided under these arrangements. The value of each of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table on page 27 below.

Severance Provisions in Employment Agreements

Under the terms of their current employment agreements or similar arrangements with the Company, the Named Executive Officers are entitled to certain payments in the event of their termination in certain specified circumstances. The level of severance and other severance benefits are set forth on pages 30 to 32. These levels were determined to be necessary in order to attract and retain our Named Executive Officers and were provided as part of the negotiations with each executive. Each of the Named Executive Officers (other than Mr. Smith) has agreed to post-termination non-competition and non-solicitation covenants that remain in effect for a period of one (1) year following termination of the executive’s employment. As a condition to receiving severance benefits, Mr. Smith has agreed to execute a release in a form reasonably acceptable to the Company that would include, but not be limited to, a release of claims against the Company, non-compete, confidentiality, non-disparagement and non-solicitation acknowledgments.

Each of the Named Executive Officers who was employed by the Company on December 31, 2012, except Mr. Smith, is entitled to change of control parachute excise tax gross-up protection on all payments and benefits due to the executive in connection with a change of control, unless the parachute payments exceed the applicable safe harbor (as defined in Section 280G of the Internal Revenue Code of 1986, as amended) by less than 10 percent in which case all payments will be reduced to the safe harbor. The Company agreed to provide the golden parachute excise tax gross-up as a way of mitigating the often arbitrary adverse effects of the tax on the Named Executive Officers and to provide them with comfort that the value intended to be provided to them in connection with a transaction would not be diminished by the tax.

Other provisions addressing a change of control of the Company are contained in various Company plans applicable to the Named Executive Officers as well as to other employees. We believe that these change of control arrangements benefit the Company and its stockholders by providing key employees with financial assurances so that they can perform their jobs with minimum distraction in the face of a pending change of control; by encouraging key employees to stay with the Company while a change of control is occurring; and by helping the Company recruit employees who may have similar agreements with other companies.

Separation Payments

As further described on pages 30 to 31 below, Mr. Mahmood entered into a separation agreement that provided for separation and benefits payments in connection with the termination of his employment with the Company on May 2, 2012. The separation payments and benefits were generally consistent with the terms of his employment agreement, equity award agreements and retention bonus award and included the following: $763,595 payable in equal installments for the one year period immediately following the termination of Mr. Mahmood’s employment, which includes a severance payment and a prorated portion of Mr. Mahmood’s annual target bonus for 2012. In addition, the separation agreement provides for the vesting of the outstanding unvested stock options and restricted shares granted to Mr. Mahmood on June 29, 2010 in accordance with the terms of the underlying grants, and continued life and health insurance benefits over the one-year period immediately following the date of the termination of Mr. Mahmood’s employment. For the period beginning on the date of the termination of Mr. Mahmood’s employment and ending on the first anniversary of such date, Mr. Mahmood is subject to the covenants not to compete and not to solicit that are set forth in his employment agreement.

What tax and accounting rules does the Company take into account in designing its compensation programs?

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the Company’s principal executive officer or to any of the Company’s three other highest-paid executive officers (other than the principal financial officer) unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

Does the Company have a policy for recouping performance-based compensation in the event of an earnings restatement?

The Company has no specific policies to adjust or recoup prior performance-based compensation. However, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and any profits realized from the sale of securities of the Company during that twelve month period. In addition, the Company will comply with any statutory recoupment requirements under the Dodd-Frank Act once such requirements are finalized, to the extent such requirements are applicable to the Company.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on the review and discussions referred to above, the Executive Compensation Committee recommends to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Information Statement on Schedule 14C.

EXECUTIVE COMPENSATION COMMITTEE

Chinh E. Chu (Chairman)

Adrian M. Jones

Mural R. Josephson

Steven J. Shulman

Employment Agreements

The Company is party to agreements with each of the Named Executive Officers.

Employment Agreement with Mr. Fasola

The Company entered into an employment agreement with Mr. Fasola in September 2010, pursuant to which he was to initially be the President and Chief Operating Officer and subsequently the Company’s Chief Executive Officer, which occurred effective April 1, 2011. The agreement has an initial term of three years and will thereafter automatically renew for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. Mr. Fasola initially received an annual base salary of $700,000 and such annual base salary was increased to $750,000 upon his appointment as the Company’s Chief Executive Officer. For each fiscal year of the Company (after 2010) during the term of the agreement, Mr. Fasola will have a target bonus opportunity of 100% of his then current annual base salary and a maximum bonus opportunity of 200% of his then current annual base salary. The Company will withhold one-half of his annual bonus payments (after adjustment for taxes) to purchase Company common stock until such time as Mr. Fasola has acquired an additional $375,000 (after his initial investment of $375,000) in Company common stock at the fair market value of Company common stock on the date that the Company common stock was acquired.

Under the terms of his employment agreement, Mr. Fasola was granted an option to purchase 375,000 shares of the Company’s Class A-1 common stock, as well as 200,000 restricted shares. The stock option granted to Mr. Fasola will vest in twenty equal quarterly installments, through September 30, 2015, subject to the executive’s continued employment through the applicable vesting date (subject to earlier vesting in the case of certain qualifying terminations or a change of control) and, subject to achievement of certain EBITDA goals prior to the first anniversary of the grant date (which were met), the restricted shares granted to Mr. Fasola will vest on the same schedule as the stock options described above.

Mr. Fasola also received a $1.0 million sign-on bonus, $750,000 of which was paid in cash and the remaining $250,000 after adjustment for taxes was paid in shares of the Company’s A-1 common stock. The clawback provisions applicable to Mr. Fasola’s sign-on bonus — based upon specified termination events occurring within a specified time period following the commencement of Mr. Fasola’s employment — have expired.

Mr. Fasola’s employment also provides that, during the term of his employment, Mr. Fasola will be eligible to participate in the Company’s equity and any other incentive and deferred compensation plans and programs as well as any employee benefit plans and perquisite programs. In connection with Mr. Fasola’s commencement of employment with the Company, the Company agreed to provide him with relocation benefits pursuant to the Company’s relocation program and up to six months of temporary living expenses in the Dallas/Ft. Worth area. The Company subsequently agreed to extend reimbursement of Mr. Fasola’s living expenses for an additional 7 months (through October 2011) and in 2011 and 2012 reimbursed Mr. Fasola’s travel expenses from his home in Minnesota to the Company’s headquarters.

Employment Agreements with Messrs. Donovan and Duke

The employment agreement with Mr. Donovan was effective as of November 1, 2012 and has a three-year term that renews annually for successive one-year terms unless either party notifies the other that it does not wish to renew the employment agreement. The employment agreement provides for an annual base salary of $500,000 and a target bonus opportunity of 100% of Mr. Donovan’s annual base salary. Under the terms of his employment agreement, Mr. Donovan was granted an option to purchase 250,000 shares of the Company’s Class A-1 common stock, as well as 120,000 restricted shares. The equity granted to Mr. Donovan will vest in equal quarterly installments through December 1, 2017, subject to the executive’s continued employment through the applicable vesting date (subject to earlier vesting in the case of certain qualifying terminations or a change of control). Mr. Donovan’s employment agreement also provides for certain severance benefits that are described on pages 30 to 31.

The employment agreement with Mr. Duke was effective as of April 5, 2006 and the term renews annually for successive one-year terms unless either party notifies the other that it does not wish to renew the employment agreement. The base salary and bonus opportunity provided in Mr. Duke’s employment agreement were changed subsequent to his entering into the employment agreement and his annual base salary is currently $400,000, his target annual bonus opportunity for 2012 was 75% (which was increased for 2013 to an annual bonus opportunity of 100%) and his maximum annual bonus opportunity is 150%. Mr. Duke’s employment agreement also provides for certain severance benefits that are described on pages 30 to 31.

Letter Agreement with Mr. Smith

Mr. Smith entered into a letter agreement with the Company on August 31, 2011 which sets forth his initial base salary ($320,000), cash bonus (target bonus opportunity of 50% of Mr. Smith’s annual base salary, which for 2013 has been increased to 75%), with target guaranteed for one year from his employment date) and provided for the grant of a stock option to acquire 75,000 shares of Company common stock, as well as standard welfare benefits, relocation and severance on a termination of employment by the Company without cause or by Mr. Smith for good reason. More detail on the severance benefits are set forth on page 30 below.

Separation Agreement with Mr. Mahmood

Mr. Mahmood entered into a separation agreement in connection with the termination of his employment with the Company effective May 2, 2012. The separation agreement provides for payments and benefits that are generally consistent with the terms of his employment agreement, equity award agreements and retention bonus award and included the following: $763,595 payable in equal installments for the one year period immediately following the termination of Mr. Mahmood’s employment, which includes a severance payment and a prorated portion of Mr. Mahmood’s annual target bonus for 2012. The separation agreement also provides for the vesting of the outstanding unvested stock options and restricted shares granted to Mr. Mahmood on June 29, 2010 in accordance with the terms of the underlying grants, and continued life and health insurance benefits over the one-year period immediately following the date of the termination of Mr. Mahmood’s employment. For the period beginning on the date of the termination of Mr. Mahmood’s employment and ending on the first anniversary of such date, Mr. Mahmood is subject to the covenants not to compete and not to solicit that are set forth in his employment agreement.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for services to us and our subsidiaries earned by or awarded or paid to any persons who served as principal executive officer in 2012, the principal financial officer in 2012, the two next most highly compensated executive officers of the Company serving as such at December 31, 2012 and a former principal financial officer who was no longer serving at December 31, 2012:

		Year ($)	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Chg in Pension Value and NQ Dfd Comp Erngs ($)	All Other Compensation ($)(11)	Total ($)
Kenneth J. Fasola	(6)	2012	752,885	—	—	—	652,500	—	85,199	1,490,584
President & Chief Executive Officer		2011	735,577	—	—	—	811,438	—	156,395	1,703,410
		2010	161,538	1,203,704	1,468,000	1,196,250	—	—	19,572	4,049,064
R. Scott Donovan	(7)	2012	86,539	333,332	1,218,000	1,062,500	—	—	—	2,700,371
Executive Vice President and Chief Financial Officer		2011	—	—	—	—	—	—	—	—
		2010	—	—	—	—	—	—	—	—
Derrick A. Duke	(8)	2012	401,539	250,000	—	210,500	532,875	—	9,495	1,404,409
Executive Vice President, Treasurer, Chief Operating and Investment Officer		2011	400,000	150,000	—	—	461,250	—	8,755	1,020,005
		2010	—	—	—	—	—	—	—	—
Mark H. Smith	(9)	2012	321,231	124,893	—	210,500	34,800	—	102,081	793,505
Executive Vice President & Chief Agency Officer		2011	80,000	35,107	—	311,250	—	—	19,189	445,546
		2010	—	—	—	—	—	—	—	—
K. Alec Mahmood	(10)	2012	161,421	37,500	—	—	70,313	—	787,515	1,056,749
Former Sr. Vice President and Chief Financial Officer		2011	400,000	150,000	—	—	403,250	—	9,883	963,133
		2010	373,462	330,998	700,000	529,735	140,625	—	16,422	2,091,242

(1)	The salary amounts reflect the salary earned from January 1 through December 31 of the applicable year.

(2)	Bonus includes guaranteed annual incentive bonus amounts and any special bonus awards (including sign-on awards).

(3)	The amounts reported in the Stock Awards Column represent the grant date fair value of restricted stock granted during the year. Information concerning the assumptions used in the accounting for equity awards are discussed in Note 13 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(4)	The amounts reported in the Option Awards column represent the grant date fair value of stock options granted during the year in accordance with FASB ASC Topic 718. Information concerning the assumptions used in the accounting for equity awards is discussed in Note 13 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(5)	The Non-Equity Incentive Plan Compensation column includes non-guaranteed portions of annual incentive compensation payments and payments made under retention programs, as described in Retention Bonuses on page 20.

(6)	Mr. Fasola’s employment began on September 27, 2010.

(7)	Mr. Donovan’s employment began on October 30, 2012. The Bonus Column includes Mr. Donovan’s guaranteed annual incentive bonus amount and his $250,000 sign-on bonus.

(8)	Mr. Duke’s employment began in 2004. Prior to 2011, Mr. Duke was not an executive officer. The 2012 bonus column includes a $100,000 bonus as payment for Mr. Duke’s service as Interim Chief Financial Officer.

(9)	Mr. Smith’s employment began on October 3, 2011.

(10)	Mr. Mahmood was Chief Financial Officer from October 1, 2010 through his separation on May 2, 2012. Prior to his appointment as Chief Financial Officer, he was not an executive officer. All payments and accrual amounts as a result of his separation have been included in the All Other Compensation column in 2012.

(11)	The following table contains a breakdown of the compensation and benefits included under All Other Compensation for 2012:

	Fasola ($)	Donovan ($)	Duke ($)	Smith ($)	Mahmood ($)
Company 401K Contributions	7,500	—	7,500	4,821	6,250
Company Paid Life Insurance	1,304	—	1,300	422	1,265
Tax Gross-ups	27,846	—	—	33,227	—
Housing /Travel Allowance	18,536	—	—	57,930	—
Club Dues & Expenses	30,013	—	—	—	—
Paid & Accrued Severance	—	—	—	—	779,305
Cobra Reimbursement	—	—	—	5,681	—
Other Miscellaneous Payments	—	—	695	—	695

Total Other Compensation	85,199	—	9,495	102,081	787,515

NON-QUALIFIED DEFERRED COMPENSATION

There was no non-qualified deferred compensation paid to or earned by Named Executive Officers in 2012.

Grants of Plan-Based Awards During Fiscal Year 2012

The following table sets forth information concerning each award granted to the Named Executive Officers in 2012:

			Board Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (#)	All Other Option Awards (#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fasola	(1)	09/27/2010	09/24/2010		750,000	1,500,000
Donovan	(2)	11/01/2012	11/01/2012	83,332	83,332
	(3)	11/12/2012	11/01/2012								250,000	10.15	1,062,500
	(4)	11/12/2012	11/01/2012							120,000		10.15	1,218,000
Duke	(5)	06/29/2010	06/29/2010	150,000	300,000	600,000
	(6)	11/13/2012	11/13/2012								50,000	10.15	210,500
Smith	(7)	10/03/2011	10/13/2011	120,000	160,000
	(6)	11/13/2012	11/13/2012								50,000	10.15	210,500
Mahmood	(8)	06/29/2010	06/29/2010	150,000	300,000	600,000

(1)	Represents the bonus opportunity for 2012 in accordance with the terms of Mr. Fasola’s employment agreement dated September 24, 2010.

(2)	Represents the prorata guaranteed bonus opportunity for 2012 in accordance with the terms of Mr. Donovan’s employment agreement dated November 1, 2012.

(3)	The stock options were granted with an exercise price equal to the fair market value of the Company’s stock on the grant date. Options have a ten-year term and vest quarterly in equal 5% increments on each March 1, June 1, September 1, and December 1 in 2013, 2014, 2015, 2016 and 2017.

(4)	The restricted shares vest quarterly in equal 5% increments on each of March 31, June 1, September 1, and December 1 in 2013, 2014, 2015, 2016 and 2017.

(5)	Represents the annual incentive bonus opportunity for 2012. Under the retention program, the executive is guaranteed 50% of his target bonus for 2012. The Threshold amount represents the guaranteed portion of the 2012 target bonus under the retention program.

(6)	The stock options were granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant. Options have a ten-year term and vest in equal 20% increments on the first five anniversaries of the grant date.

(7)	Represents annual incentive bonus compensation for one year based on current annual salary and targets. The Threshold amount represents the annual incentive compensation guaranteed for the first year of Mr. Smith’s employment. Guaranteed payments made under the program are included in the Bonus Column in the Summary Compensation Table.

(8)	Mr. Mahmood’s employment terminated on May 2, 2012. Amounts represent the incentive bonus opportunity for 2012. Mr. Mahmood received $37,500 under the retention program before his separation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and restricted shares held by the Named Executive Officers at December 31, 2012:

	Options Awards					Stock Awards
Name	# Exercisable	# Unexercisable	Equity Incentive Plan # Unearned	Option Exercise Price ($)	Options Expiration Date	# Unvested	Value of Unvested Stock Awards ($)
Kenneth J. Fasola(1)	168,750	206,250	—	7.34	09/27/2020	110,000	1,116,500
R. Scott Donovan(2)	—	250,000	—	10.15	11/12/2022	120,000	1,218,000
Derrick A. Duke(3)	60,000	90,000	—	7.00	06/29/2020	60,000	609,000
	—	50,000	—	10.15	11/13/2022	—	—
Mark H. Smith(4)	15,000	60,000	—	9.58	12/12/2021	—	—
	—	50,000	—	10.15	11/13/2022	—	—
K. Alec Mahmood(5)	—	—	—			—	—

(1)	Mr. Fasola’s stock options vest in twenty equal quarterly installments with the first vesting occurring on December 31, 2010. Mr. Fasola’s restricted shares vest in twenty equal quarterly installments with the first vesting occurring December 31, 2010, provided the Company achieves an “Adjusted EBITDA” of $5.0 million in at least one fiscal quarter prior to the first anniversary of the grant date. If the performance hurdle is satisfied after any such restricted shares would have otherwise vested (if the passage of time was the only vesting requirement), the portion of the restricted shares that would have vested will vest on the date the satisfaction of the performance hurdle. The first vesting of Mr. Fasola’s restricted shares occurred on March 17, 2011, upon certification by the Executive Compensation Committee that the performance hurdle had been satisfied as of December 31, 2010. Mr. Fasola’s restricted shares vest in full upon a Change in Control.

(2)	Mr. Donovan’s stock options vest in twenty equal quarterly installments with the first vesting occurring on March 1, 2013. Mr. Donovan’s restricted shares vest in twenty equal quarterly installments on each March 31, June 1, September 1, and December 1 beginning March 31, 2013 and ending December 1, 2017. The stock options and restricted shares vest in full upon a Change in Control.

(3)	The stock options and restricted shares vest in equal 20% installments on each of the first five anniversaries of the grant date and vest in full upon a Change in Control.

(4)	The stock options vest in equal 20% installments on each of the first five anniversaries of the grant date and vest in full upon a Change in Control.

(5)	Mr. Mahmood’s employment terminated on May 2, 2012.

Option Exercises and Stock Vested

The following table summarizes exercises of stock options and vesting of restricted shares for the Named Executive Officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth J. Fasola	—	—	40,000	411,700
R. Scott Donovan	—	—	—	—
Derrick A. Duke	—	—	20,000	206,600
Mark A. Smith	—	—	—	—
K. Alec Mahmood	60,000	199,800	20,000	206,600

Benefits in Connection with Termination of Employment

The Company is party to agreements with each of Messrs. Fasola, Donovan, Duke and Smith that provide severance benefits as of December 31, 2012.

The agreements with Messrs. Fasola, Donovan and Duke provide for substantially similar severance benefits upon the termination of the executive’s employment by the Company without Cause or by the executive for Good Reason or due to death or Disability (as each term is defined in the applicable employment agreement). Subject to the executive’s execution and non-revocation of a release of claims, the executive will be entitled to the following payments and benefits:

•

an amount equal to the sum of (i) one year of base salary and (ii) one times the executive’s target bonus for the year of termination, payable in equal installments over a one-year period (or in a lump sum within 30 days following the date of his termination if the termination occurs within a specified period following a change of control (two years for Mr. Fasola and one year for Mr. Donovan);

•

if the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata bonus, based upon the achievement of the applicable performance goals and the number of days the executive was employed in the applicable performance period;

•	12 months of continued health and life insurance benefits; and

•

the portion of any outstanding equity awards which vests solely based on time/service that would have vested if the executive had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination of employment.

Mr. Fasola’s agreement also provides that if his employment is terminated without Cause or for Good Reason (i) after a definitive agreement is entered into which will result in a change of control (provided such agreement results in a change of control) or (ii) within six months prior to a change of control, each outstanding equity award will be treated as if it had fully vested as of the date of the change of control.

If Mr. Smith’s employment is terminated by the Company without Cause or by the executive for Good Reason, subject to the executive’s execution and non-revocation of a release of claims, Mr. Smith will be entitled to a severance payment equal to the sum of (i) one years’ base salary and (ii) seventy five percent of his annual target bonus for the year of termination of employment, payable in equal installments over a one-year period. In addition, the portion of Mr. Smith’s unvested options that would have vested if Mr. Smith had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination.

In addition, Mr. Mahmood was an employee of the Company through May 2, 2012 and, following his execution and non-revocation of a release of claims, he was entitled to the following benefits pursuant to the terms of his separation agreement: (i) severance payment equal to the sum of his annual base salary and target bonus opportunity ($700,000), (ii) a pro-rata payment of Mr. Mahmood’s annual target bonus for 2012 ($63,595, which excludes $37,500 that Mr. Mahmood received pursuant to the terms of the executive retention bonus program guaranteeing portions of Mr. Mahmood’s annual bonus for the 2012 fiscal year); and; (iii) the vesting of the outstanding unvested stock options and restricted shares granted to Mr. Mahmood on June 29, 2010 in accordance with the terms of the underlying grants. For the period beginning on the date of the termination of Mr. Mahmood’s employment and ending on the first anniversary of such date, Mr. Mahmood is subject to the covenants not to compete and not to solicit that are set forth in his employment agreement.

Each of the Named Executive Officers, except for Mr. Smith, is entitled to a gross-up for any taxes imposed under the so-called “golden parachute” excise tax of Section 4999 of the Code, unless the executive’s parachute payments do not exceed 110% of the executive’s “safe harbor” in which case the executive’s payments will be reduced such that the executive is not subject to the tax. In addition, while employed by the Company and for one year following his termination of employment, each of the Named Executive Officers (except for Mr. Smith) is subject to certain non-competition and/or non-solicitation restrictions and will be subject to ongoing confidentiality restrictions. If the Named Executive Officers breach the non-compete, the non-solicitation or confidentiality covenants in the agreement, the Company will not be obligated to make additional payments of the cash severance described above or the pro-rata bonus and will not be obligated to provide him and his eligible dependents with any continued health and life insurance benefits and the executives will be required to pay back to the Company any cash severance amounts or pro-rata bonus amounts previously paid to them. Mr. Smith will be subject to non-compete, non-solicitation and confidentiality obligations in connection with the receipt of severance under his employment letter, however, the terms of such obligations will be finalized at the time of executing a release in connection with the receipt of severance.

Potential Payments upon Termination or Change-in-Control

Assuming each Named Executive Officer was terminated on December 31, 2012 (except Mr. Mahmood, whose employment ended on May 2, 2012) and that the fair market value of the Company’s Common Stock was $10.15 on December 31, 2012, then these Named Executive Officers would be entitled to the following payments upon termination of employment or change of control:

		Termination without Cause or for Good Reason	Termination due to Change of Control	Death, Disability	Voluntary Termination or Retirement
Kenneth J. Fasola
Severance	(1)	1,500,000	1,500,000	1,500,000	—
Pro-Rata Bonus	(2)	652,500	652,500	652,500	—
Life, Health & Other Benefits	(3)	16,636	16,636	0	—
Acceleration of Restricted Stock	(4)	406,000	1,116,500	406,000	—
Acceleration of Stock Options	(5)	210,750	579,563	210,750	—

		2,785,886	3,865,199	2,769,250	—

R. Scott Donovan
Severance	(1)	1,000,000	1,000,000	1,000,000	—
Pro-Rata Bonus	(2)	83,332	83,332	83,332	—
Life, Health & Other Benefits	(3)	660	660	—	—
Acceleration of Restricted Stock	(4)	243,600	1,218,000	243,600	—
Acceleration of Stock Options	(5)	—	—	—	—

		1,327,592	2,301,992	1,326,932	—

Derrick A. Duke
Severance	(1)	700,000	700,000	—	—
Pro-Rata Bonus	(2)	150,000	150,000	—	—
Retention Payments	(6)	—	281,250	—	—
Life, Health & Other Benefits	(3)	14,426	14,426	—	—
Acceleration of Restricted Stock	(4)	203,000	609,000	203,000	—
Acceleration of Stock Options	(5)	94,500	283,500	94,500	—

		1,161,926	2,038,176	297,500	—

Mark H. Smith
Severance	(1)	440,000	440,000	—
Health & Other Benefits	(3)	13,154	13,154	—
Acceleration of Stock Options	(5)	8,550	42,720	8,550	—

		461,704	495,904	8,550	—

K. Alec Mahmood(7)
Severance	(1)	700,000	—	—	—
Pro-Rata Bonus	(2)	63,596	—	—	—
Life, Health & Other Benefits	(3)	15,709	—	—	—
Acceleration of Restricted Stock	(4)	206,600	—	—	—
Acceleration of Stock Options	(5)	99,900	—	—	—

		1,085,805	—	—	—

(1)	Represents one times base salary plus 75% of annual target bonus for Mr. Smith, one times base salary plus one times target bonus for Messrs. Fasola, Donovan, Duke and Mahmood.

(2)	Represents unpaid pro-rata portion of the 2012 bonus at December 31, 2012 for Fasola, Donovan, and Duke and at the date of termination of employment for Mahmood. All amounts are included in the Summary Compensation Table.

(3)	Represents the Company-portion of the life and health benefits payable after termination.

(4)	Represents the value of restricted shares that have or will accelerate vesting upon termination at December 31, 2012 or in the case of Mr. Mahmood, the date of termination of his employment. For Mr. Mahmood, the fair market value of a share of Company common stock on the date his employment with the Company terminated was $10.33.

(5)	Represents the intrinsic value of stock options that have or will accelerate vesting upon a termination event at December 31, 2012 or, in the case of Mr. Mahmood, the date of termination of his employment.

(6)	Pursuant to the terms of the retention program, retention payments vest upon a change of control combined with certain qualifying terminations of employment following the change of control.

(7)	Mr. Mahmood’s employment terminated on May 2, 2012. Termination amounts have been provided only in the Column entitled “Termination without Cause or for Good Reason.”

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 29, 2013 (except as noted) with respect to the Common Stock ownership of (a) each person known by management to own beneficially five percent or more of the Company’s Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

Name & Address of Beneficial Owner	Common Shares Beneficially Owned(1)	Percent of Class A-1 Common Stock	Percent of Class A-2 Common Stock	Percent of Total Common Stock
Five Percent (5%) Holders:
Blackstone Investor Group	16,486,486.4865	58.6%	—	53.0%
c/o The Blackstone Group 345 Park Avenue, New York, NY 10154
Goldman Sachs Investor Group	6,756,756.7567	24.0%	—	21.7%
c/o Goldman Sachs & Co. 200 West Street, 28th Floor, New York, NY 10282
DLJ Investor Group	3,378,378.3784	12.0%	—	10.9%
c/o DLJ Merchant Banking Partners One Madison Avenue, New York, New York 10010
Trustees under the HealthMarkets, Inc. InVest	3,294,480.0000	1.5%	97.1%	10.6%
Stock Ownership Plan(2) c/o HealthMarkets, Inc. 9151 Boulevard 26, North Richland Hills, TX 76180
Named Executive Officers and Directors:
Kenneth J. Fasola	453,201.0000	1.6%	—	1.5%
R. Scott Donovan	130,913.0000	0.5%	—	0.4%
Derrick A. Duke	149,420.0000	0.5%	—	0.5%
Mark H. Smith	15,000.0000	0.1%	—	—
K. Alec Mahmood	—	—	—	—
Phillip J. Hildebrand	238,911.0000	0.8%	—	0.8%
Chinh E. Chu	—	—	—	—
Jason K. Giordano	—	—	—	—
Adrian M. Jones	—	—	—	—
Neal Pomroy	—	—	—	—
Mural R. Josephson	7,054.0000	0.0%	—	0.0%
Steven J. Shulman	30,027.0000	0.1%	—	0.1%
All executive officers and directors (12 individuals as a group)	1,024,526.0000	3.6%	—	3.3%

(1)	Includes in each case shares that the holder may obtain upon exercise of options exercisable within 60 days of March 29, 2013.

(2)	Represents vested and purchased shares of common stock held for the benefit of participants in the HealthMarkets, Inc. InVest Stock Ownership Plan which became effective January 1, 2010 (the “ISOP”).

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information with respect to shares of the Company’s Class A-1 and Class A-2 common stock that may be issued under HealthMarkets’ equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders(1)	2,348,311	$9.23	1,000,875
Equity compensation plans not Approved by security holders(2)	1,995,192	N/A	3,556,667

Total	4,343,503	$6.30	4,557,542

(1)	Includes stock options on Class A-1 common shares outstanding and available for issuance under the 2006 Plan.

(2)	Includes 362,514 Class A-1 common shares to be issued and 977,087 Class A-1 shares available for future issuance on behalf of designated employees under the ISOP. Also includes 1,632,678 Class A-2 common shares to be issued and 2,579,580 Class A-2 common shares available for future issuance on behalf of independent agents under the ISOP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive and certain other officers, and any persons holding more than ten percent of the Company’s Common Stock, are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”). Specific due dates for these reports have been established and the Company is required to report in this Information Statement any failure to file by these dates during 2012. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, and except as otherwise stated in this paragraph, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On April 5, 2006, the Company completed a merger providing for the acquisition of the Company by affiliates of a group of Private Equity Investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. At March 29, 2013, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners held approximately 53.0%, 21.7%, and 10.9%, respectively, of the Company’s outstanding equity securities.

Certain members of the Board of Directors of the Company are affiliated with the Private Equity Investors. In particular, Chinh E. Chu and Jason K. Giordano serve as a Senior Managing Director and Managing Director, respectively, in the Corporate Private Equity group of The Blackstone Group; Adrian M. Jones serves as a Managing Director of Goldman, Sachs & Co.; and R. Neal Pomroy is a Partner and Managing Director and Global Operating Partner of DLJ Merchant Banking Partners.

The Company maintains written policies and procedures for review and approval of related party transactions. These policies provide that any material transaction entered into between the Company and any related party shall be valid for all purposes if such transaction is assessed to be fair to the Company and is approved in advance by a majority of the Company’s disinterested outside directors. Material transactions are defined as any arrangement, contract or transaction involving payments by or from the Company equal to or greater than $250,000 (in any twelve month period) or $1.0 million (over the term of such arrangement, contract or transaction). Related parties are defined as any person or entity that is an affiliate of the Company or any entity in which an affiliate of the Company has a 5% or greater equity interest. Affiliates of the Company are persons or entities controlled by, controlling, or under common control with, the Company, including directors and officers of the Company and their immediate family members.

Set forth below is a summary description of all material transactions between the Company and the Private Equity Investors and all other parties related to the Company. The Company believes that the terms of all such transactions with all related parties are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

Transactions with the Private Equity Investors

Transaction and Monitoring Fee Agreements

At the closing of the Merger, the Company entered into separate Transaction and Monitoring Fee Agreements with advisory affiliates of each of the Private Equity Investors, whereby the advisory affiliates agreed to provide to the Company ongoing monitoring, advisory and consulting services, for which the Company agreed to pay to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners an annual monitoring fee in an amount equal to $7.7 million, $3.2 million and $1.6 million, respectively. The annual monitoring fees are, in each case, subject to an upward adjustment in each year based on the ratio of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) in such year to consolidated EBITDA in the prior year, provided that the aggregate monitoring fees paid to all advisors pursuant to the Transaction and Monitoring Fee Agreements in any year shall not exceed the greater of $15.0 million or 3% of consolidated EBITDA in such year. The Company paid aggregate annual monitoring fees of $12.5 million for 2012 in January 2012. Aggregate monitoring fees of $12.5 million for 2013 were paid in January 2013.

Group Purchasing Organization

The Company participates in a group purchasing organization (“GPO”) that acts as the Company’s agent to negotiate with third party vendors the terms upon which the Company will obtain goods and services in various designated categories that are used in the ordinary course of the Company’s business. On behalf of the various participants in its group purchasing program, the GPO extracts from such vendors pricing terms for such goods and service that are believed to be more favorable than participants could obtain for themselves on an individual basis. In consideration for such favorable pricing terms, each participant has agreed to obtain from such vendors not less than a specified percentage of the participant’s requirements for such goods and services in the designated categories. In connection with purchases by participants, the GPO receives a commission from the vendor in respect of such purchases. In consideration of The Blackstone Group’s facilitating the Company’s participation in the GPO and in monitoring the services that the GPO provides to the Company, the GPO has agreed to remit to an affiliate of The Blackstone Group a portion of the commission received from vendors in respect of purchases by the Company under the GPO purchasing program. The Company’s participation during 2012 was nominal with respect to purchases by the Company under the GPO purchasing program in accordance with the terms of this arrangement.

Registration Rights Agreement

The Company is a party to a registration rights and coordination committee agreement, dated as of April 5, 2006 (the “Registration Rights Agreement”), with the investment affiliates of each of the Private Equity Investors, providing for demand and piggyback registration rights with respect to the Class A-1 Common Stock. Certain management stockholders are also expected to become parties to the Registration Rights Agreement. Following an initial public offering of the Company’s stock, the Private Equity Investors affiliated with The Blackstone Group will have the right to demand such registration under the Securities Act of its shares for public sale on up to five occasions, the Private Equity Investors affiliated with Goldman Sachs Capital Partners will have the right to demand such registration on up to two occasions, and the Private Equity Investors affiliated DLJ Merchant Banking Partners will have the right to demand such registration on one occasion. No more than one such demand is permitted within any 180-day period without the consent of the board of directors of the Company.

In addition, the Private Equity Investors have, and, if they become parties to the Registration Rights Agreement, the management stockholders will have, so-called “piggy-back” rights, which are rights to request that their shares be included in registrations initiated by the Company or by any Private Equity Investors. Following an initial public offering of the Company’s stock, sales or other transfers of the Company’s stock by parties to the Registration Rights Agreement will be subject to pre-approval, with certain limited exceptions, by a Coordination Committee that will consist of representatives from each of the Private Equity Investor groups. In addition, the Coordination Committee shall have the right to request that the Company effect a “shelf” registration.

Investment in Certain Funds Affiliated with the Private Equity Investors

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by the Company’s Mid-West National Life Insurance Company of Tennessee subsidiary in Goldman Sachs Real Estate Partners, L.P., a commercial real estate fund managed by an affiliate of Goldman Sachs Capital Partners. The Company has committed such investment to be funded over a series of capital calls. In 2012, the Company did not fund any capital calls and received $152,000 in capital distributions. At December 31, 2012, based on funding by the Company and commitment reductions of $3.6 million by the fund managers, the Company had a remaining commitment to Goldman Sachs Real Estate Partners, L.P. of $1.6 million.

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by the Company’s The MEGA Life and Health Insurance Company subsidiary in Blackstone Strategic Alliance Fund L.P., a hedge fund of funds managed by an affiliate of The Blackstone Group. The Company has committed such investment to be funded over a series of capital calls. In 2012, the Company funded no capital calls; received capital distributions of $396,000; and received a distribution of earnings of $220,000. As of December, 2012, the Company had a remaining commitment to The Blackstone Strategic Alliance Fund L.P. of $407,000.

Other

From time to time, the Company may obtain goods or services from parties in which the Private Equity Investors hold an equity interest. During 2012, the Company held several events at a hotel in which an affiliate of The Blackstone Group holds an equity interest. During 2012, in connection with these events, the Company paid the hotel approximately $919,000. Additionally, employees of the Company traveling on business may also, from time to time, receive goods or services from entities in which the Private Equity Investors hold an equity interest. The Company also outsources some of its claim processing function to a service provider that became affiliated with The Blackstone Group in late 2011. During 2012 the Company paid this service provider $2.0 million.

AUDIT COMMITTEE REPORT

During 2012, the Audit Committee consisted of four directors. The Audit Committee operates under a written charter. The Committee reviewed its charter and, after assessing the adequacy thereof, on March 13, 2013, adopted an amended Charter and recommended that the Board of Directors approve and adopt the Charter. The Board of Directors approved and adopted the amended Audit Committee charter effective March 14, 2013.

The Audit Committee held four (4) meetings in 2012. The meetings facilitated communication with senior management and employees, the Company’s internal auditor and KPMG LLP, the Company’s independent registered public accounting firm. The Committee held discussions with the internal auditor and independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and the Committee is responsible for the oversight of the scope of the independent registered public accounting firm’s role and the determination of its compensation. The Committee regularly evaluates the performance and independence of the Company’s independent registered public accounting firm and, in addition, has reviewed and pre-approved all services provided by KPMG LLP during 2012.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles.

The Audit Committee has elected to serve and function as the audit committee of the Company’s regulated subsidiaries to the extent applicable laws or regulations require the establishment of an audit committee for such subsidiaries.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Committee has met and held discussions with management and representatives of KPMG LLP regarding the fair and complete presentation of the Company’s financial results, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has reviewed and discussed with the Company’s management and representatives of KPMG LLP the annual audited and quarterly unaudited consolidated financial statements of the Company for the 2012 fiscal year (including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and each of the Company’s Quarterly Reports on Form 10-Q filed during 2012).

The Committee has also reviewed with representatives of KPMG LLP such matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, Communications with Audit Committee. In addition, the Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the registered public accounting firm’s independence. The Audit Committee has also received a written report from KPMG LLP regarding its independence and other matters. The Audit Committee has determined that the provision of non-audit services should not compromise KPMG LLP’s independence.

The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of the Company’s consolidated financial statements. The Company’s Annual Report on Form 10-K included management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, but did not include an attestation report of KPMG. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to an exemption from the auditor attestation requirement for non-accelerated filers that permits the Company to provide only management’s report in this annual report.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Committee has selected and appointed the Company’s independent registered public accounting firm, subject to stockholder ratification.

AUDIT COMMITTEE

Mural R. Josephson, Chairman

Jason K. Giordano

Steven J. Shulman

Phillip J. Hildebrand

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG LLP to audit HealthMarkets’ consolidated financial statements for 2012, HealthMarkets and its affiliates retained KPMG LLP and other accounting and consulting firms to provide advisory, auditing and consulting services in 2012. The Company understands the need for KPMG LLP to maintain objectivity and independence in its audit of the Company’s consolidated financial statements. To minimize relationships that could appear to impair the objectivity of KPMG LLP, the HealthMarkets Audit Committee has restricted the non-audit services that KPMG LLP may provide to HealthMarkets primarily to tax services and merger and acquisition due diligence and audit services, and the Audit Committee has determined that HealthMarkets will obtain non-audit services from KPMG LLP only when the services offered by KPMG LLP are more effective or economical than comparable services available from other service providers.

The Audit Committee Charter provides that the Committee shall approve all non-audit engagement fees and terms with the independent registered public accounting firm and all other compensation to be paid to the independent registered public accounting firm. The Committee has the authority to delegate pre-approvals of non-audit services to a single member of the Audit Committee, and the Chairman of the Committee has been authorized to pre-approve non-audit services up to $75,000 for any one transaction, not to exceed an aggregate of $250,000 in any one year. Fees for non-audit services exceeding these amounts must be approved by the full Committee. As a matter of policy the Chairman requests the Committee to ratify his approval of the non-audit fees at the next quarterly meeting.

In determining the appropriateness of a particular non-audit service to be performed by the independent registered public accounting firm, the Audit Committee shall consider whether the service facilitates the performance of the audit, improves the Company’s financial reporting process or is otherwise in the public interest.

The aggregate fees billed for professional services by KPMG LLP in 2012 and 2011 were as follows:

	2012	2011
Audit Fees(1)	$1,443,000	$1,747,000
Audit-Related Fees	45,000	—
All Other Fees	—	—

Total	$1,488,000	$1,747,000

(1)	The 2012 Audit Fees include $76,000 in Audit fees paid in 2012 but attributable to services performed for 2011.

For purposes of the table above, “audit fees” are fees that the Company paid to KPMG LLP for the audit of the Company’s consolidated financial statements included in HealthMarkets’ Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” represent fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; and “all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first two categories. All fees in each fee category were approved by the Company’s Audit Committee.

PROPOSAL 2

PROPOSAL TO RATIFY THE APPOINTMENT OF

KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Delaware law does not require that the selection by the Audit Committee of the Company’s independent registered public accounting firm be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit the Audit Committee’s selection to the stockholders for their approval and to abide by the result of the stockholders’ vote. Subject to ratification by the stockholders, the Audit Committee reappointed the firm of KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2013. In recommending ratification by the stockholders of the appointment of KPMG LLP, the Board of Directors has satisfied itself as to that firm’s professional competence and standing. However, if the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain KPMG LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

OTHER BUSINESS

Neither the Board nor management is aware of any matters to be presented at the Annual Meeting other than those referred to in the Notice of Annual Meeting and this Information Statement.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Unless we indicate otherwise, proposals that stockholders intend to present at the next annual meeting of stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934 and must be received at the principal executive offices of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 no later than December 16, 2013, which is 120 days prior to the date of the first anniversary of the mailing of the Information Statement for our 2013 Stockholders Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON

Corporate Secretary

North Richland Hills, Texas

April 15, 2013